UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

PULTEGROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan (State or other jurisdiction of incorporation)	1-9804 (Commission File Number)	38-2766606 (IRS Employer Identification No.)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule lea-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2013, PulteGroup, Inc. (the “Company”) adopted the PulteGroup, Inc. Executive Severance Policy (the “Executive Severance Policy”) and the PulteGroup, Inc. Retirement Policy (the “Retirement Policy”). The following summaries do not purport to be complete and are qualified in their entirety by reference to the Executive Severance Policy and the Retirement Policy, which are filed as Exhibits 10.1 and 10.2 to this Form 8-K, respectively, and incorporated herein by reference.

Executive Severance Policy

The Executive Severance Policy provides for the payment of certain benefits to named executive officers and other eligible executives and key employees of the Company upon a qualifying termination of employment. Under the terms of the policy, a qualifying termination of employment is generally defined as a termination of employment other than due to cause, death, disability, resignation other than for constructive termination or as a result of a sale, spin-off, other divestiture, merger or other business combination where the executive obtains or is offered comparable employment with the resulting entity. In the event of a qualifying termination of employment, the Executive Severance Policy provides for the following severance benefits, subject to the executive's timely execution of a release and restrictive covenant agreement:

•
Severance Pay. For executives employed by the Company for five or more years as of the termination date, a severance payment equal to 1/12 of the executive's base salary in effect as of the termination date, multiplied by 24 for named executive officers and 18 for other eligible executives under the policy. For executives employed by the Company for less than five years as of the termination date, a severance payment equal to 1/12 of the executive's base salary in effect as of the termination date, multiplied by 18 for named executive officers and 12 for other eligible executives under the policy.

•	Bonus. The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year.

•
Long-Term Incentive Plan Awards. The executive will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

•
Continued Benefits Coverage. Provided that the executive properly elects continued health care coverage under applicable law, a payment equal to the difference between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

Retirement Policy

The Retirement Policy establishes administrative guidelines for the treatment of outstanding equity and long-term incentive awards following an employee's qualifying retirement. A qualifying retirement occurs when an employee terminates employment with the Company either (i) on or after attaining age 60 and completing five consecutive years of service or (ii) on or after attaining age 55 and completing ten consecutive years of service; in both cases, provided that the employee gives at least six months notice to the Company. In the event of a qualifying retirement, the Retirement Policy provides for outstanding equity and long-term incentive awards to be treated as follows, subject to the employee's timely execution of a release and restrictive covenant agreement:

•
Time-Based Restricted Shares. For any outstanding time-based restricted share awards, fifty percent (50%) of the shares of common stock subject to the award that were not vested immediately prior to the employee's qualifying retirement will vest upon such retirement date. The remaining shares of common stock will continue to vest in accordance with the original vesting schedule set forth in the underlying agreement.

•
Stock Options. Any outstanding stock options will be exercisable only to the extent that the options are exercisable as of such retirement date or become exercisable pursuant to the terms of the underlying agreement.

•
Long-Term Incentive Plan Awards. The employee will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1    Executive Severance Policy, effective February 6, 2013.

Exhibit 10.2    Retirement Policy, effective February 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2013	PULTEGROUP, INC.
	By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary